SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G\A

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO

FILED PURSUANT TO 13d-2(b)

(Amendment No. 5)1

PORTAL SOFTWARE, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

736126 30 1 (CUSIP Number)

Initial Public Offering—May 6, 1999

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule to which this Schedule is filed:

☐ Rule 13d-1(b)

☑ Rule 13d-1(c)

☐ Rule 13d-1(d)

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 736126 10 3	13G	Page 2 of 21 Pages

1.	Names of Reporting Persons. I.R.S. Identification No. of above persons (entities only). David S. Labuda

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☑

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5.    Sole Voting Power

1,563,048 shares held by the David S. Labuda Separate Property Trust U/D/T dated 12/30/98 of which David S. Labuda is the sole Trustee

  6.    Shared Voting Power

223,748 shares held by the Labuda Community Trust U/D/T dated 12/30/98 of which

David S. Labuda and Cindy A. Labuda are the sole Trustees and may be deemed to have shared power to vote the shares

  7.    Sole Dispositive Power

1,563,048 shares held by the David S. Labuda Separate Property Trust U/D/T dated 12/30/98 of which David S. Labuda is the sole Trustee

  8.    Shared Dispositive Power

223,748 shares held by the Labuda Community Trust U/D/T dated 12/30/98 of which

David S. Labuda and Cindy A. Labuda are the sole Trustees and may be deemed to have shared dispositive power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,786,796

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Share* ☐

11.	Percent of Class Represented by Amount in Row 9 4.2%

12.	Type of Reporting Person* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 30 1	13G	Pages 3 of 21 Pages

1.	Names of Reporting Persons I.R.S. Identification No. of above persons (entities only). Timothy D. Cremin, Trustee of the Kira Anne Labuda Trust Dated 12/31/97

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☑

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5.    Sole Voting Power

56,000 shares held by the Kira Anne Labuda Trust dated 12/31/97 of which Timothy D.

Cremin is the sole Trustee and may be deemed to have individual power to vote the shares

  6.    Shared Voting Power

-0-

  7.    Sole Dispositive Power

56,000 shares held by the Kira Anne Labuda Trust dated 12/31/97 of which Timothy D.

Cremin is the sole Trustee and may be deemed to have individual dispositive power

  8.    Shared Dispositive Power

-0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.1%

12.	Type of Reporting Person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 30 1	13G	Page 4 of 21 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of above persons (entities only) Timothy D. Cremin, Trustee of the Paige Elyse Labuda Trust U/T/A Dated 12/28/00

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☑

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5.    Sole Voting Power

25,442 shares held by the Paige Elyse Labuda Trust U/T/A dated 12/28/00 of which Timothy D. Cremin is the sole Trustee and may be deemed to have individual power to vote the shares

  6.    Shared Voting Power

-0-

  7.    Sole Dispositive Power

25,442 shares held by the Paige Elyse Labuda Trust U/T/A dated 12/28/00 of which Timothy D. Cremin is the sole Trustee and may be deemed to have individual dispositive power

  8.    Shared Dispositive Power

-0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,442

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.06%

12.	Type of Reporting Person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 30 1	13G	Page 5 of 21 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of above persons (entities only) Timothy D. Cremin, Trustee of the Chad Austin Labuda Trust U/T/A Dated 12/28/00

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☑

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5.    Sole Voting Power

25,442 shares held by the Chad Austin Labuda Trust U/T/A dated 12/28/00 of which Timothy D. Cremin is the sole Trustee and may be deemed to have individual power to vote the shares

  6.    Shared Voting Power

-0-

  7.    Sole Dispositive Power

25,442 shares held by the Chad Austin Labuda Trust U/T/A dated 12/28/00 of which Timothy D. Cremin is the sole Trustee and may be deemed to have individual dispositive power

  8.    Shared Dispositive Power

-0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,442

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.06%

12.	Type of Reporting Person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 30 1	13G	Page 6 of 21 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of above persons (entities only) Timothy D. Cremin, Trustee of the Evan Pierce Labuda Trust U/T/A Dated 12/28/00

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☑

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5.    Sole Voting Power

25,442 shares held by the Evan Pierce Labuda Trust U/T/A dated 12/28/00 of which Timothy D. Cremin is the sole Trustee and may be deemed to have individual power to vote the shares

  6.    Shared Voting Power

-0-

  7.    Sole Dispositive Power

25,442 shares held by the Evan Pierce Labuda Trust U/T/A dated 12/28/00 of which Timothy D. Cremin is the sole Trustee and may be deemed to have individual dispositive power

  8.    Shared Dispositive Power

-0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,442

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.06%

12.	Type of Reporting Person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 30 1	13G	Page 7 of 21 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of above persons (entities only) Timothy D. Cremin, Trustee of the Trevor Lee Labuda Trust U/T/A Dated 12/28/00

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☑

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5.    Sole Voting Power

                25,443 shares held by the Trevor Lee Labuda Trust U/T/A dated 12/28/00 of which

                Timothy D. Cremin is the sole Trustee and may be deemed to have individual power to vote the shares

  6.    Shared Voting Power

                -0-

  7.    Sole Dispositive Power

                25,443 shares held by the Trevor Lee Labuda Trust U/T/A dated 12/28/00 of which

                Timothy D. Cremin is the sole Trustee and may be deemed to have individual dispositive power

  8.    Shared Dispositive Power

                -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,443

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.06%

12.	Type of Reporting Person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 30 1	13G	Page 8 of 21 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of above persons (entities only) David S. Labuda and Cindy A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☑

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5.    Sole Voting Power

                223,748 shares held by the Labuda Community Trust U/D/T dated 12/30/98 of which

                David S. Labuda and Cindy A. Labuda are the sole Trustees and may be deemed to have shared power to vote the shares

  6.    Shared Voting Power

                See response to Row 5

  7.    Sole Dispositive Power

                223,748 shares held by the Labuda Community Trust U/D/T dated 12/30/98 of which

                David S. Labuda and Cindy A. Labuda are the sole Trustees and may be deemed to have shared dispositive power

  8.    Shared Dispositive Power

                See response to Row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 223,748

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.5%

12.	Type of Reporting Person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 30 1	13G	Page 9 of 21 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of above persons (entities only) Cindy A. Labuda

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☑

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5.    Sole Voting Power

                72,754 shares held by the Cindy A. Labuda Separate Property Trust U/D/T dated

                12/31/98 of which Cindy A. Labuda is the sole Trustee and may be deemed to have individual power to vote the shares

  6.    Shared Voting Power

                223,748 shares held by the Labuda Community Trust U/D/T dated 12/31/98 of which

                David S. Labuda and Cindy A. Labuda are the sole Trustees and may be deemed to have shared power to vote the shares

  7.    Sole Dispositive Power

                72,754 shares held by the Cindy A. Labuda Separate Property Trust U/D/T dated

                12/31/98 of which Cindy A. Labuda is the sole Trustee and may be deemed to have individual dispositive power

  8.    Shared Dispositive Power

                223,748 shares held by the Labuda Community Trust U/D/T dated 12/31/98 of which

                David S. Labuda and Cindy A. Labuda are the sole Trustees and may be deemed to have shared dispositive power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 296,502

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.7%

12.	Type of Reporting Person* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 736126 30 1	13G	Page 10 of 21 Pages

Item 1(a)	Name of Issuer:

Portal Software, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

10200 South De Anza Boulevard Cupertino, CA 95014

Item 2(a)	Name of Person Filing:

This statement is filed by David S. Labuda;[2] Cindy A. Labuda; Timothy D. Cremin, Trustee of the Kira Anne Labuda Trust Dated 12/31/97; Cindy A. Labuda, Trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated 12/31/98 and David S. Labuda and Cindy A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98, Timothy D. Cremin, Trustee of the Paige Elyse Labuda Trust U/T/A Dated 12/28/00, Timothy D. Cremin, Trustee of the Chad Austin Labuda Trust U/T/A Dated 12/28/00, Timothy D. Cremin, Trustee of the Evan Pierce Labuda Trust U/T/A Dated 12/28/00, Timothy D. Cremin, Trustee of the Trevor Lee Labuda Trust U/T/A Dated 12/28/00, collectively referred to as the “Reporting Persons.”

The Reporting Persons may be deemed to be a “group” for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the “Act”), although each expressly disclaims any assertion or presumption that such persons constitutes a “group’.” The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a “group” consisting of one or more persons.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

10200 S. De Anza Boulevard Cupertino, CA 95014

Item 2(c)	Citizenship:

See row 4 of cover page of each entity.

Item 2(d)	Title of Class of Securities:

Common Stock.

Item 2(e)	CUSIP Number:

736126 30 1

[2]	Mr. Labuda is the Chief Technology Officer of the Issuer.

CUSIP No 736126 30 1	13G	Page 11 of 21 Pages

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

	(e)	☐	An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3©(14) of the Investment Company Act;

	(j)	☐	Group, in accordance with Rule 13d1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☑

Item 4.	Ownership.

	(a)	Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

	(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

CUSIP No 736126 30 1	13G	Page 12 of 21 Pages

(ii) shared power to vote or to direct the vote: See row 6 of cover page for each Reporting Person.

(iii) sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

(iv) shared power to dispose or to direct the disposition of: See row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Person may be deemed to be a “group” for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a “group.” The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a “group” consisting of one or more persons.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

CUSIP No. 736126 10 3	13G	Page 13 of 21 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 736126 10 3	13G	Page 14 of 21 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 25, 2004

/s/ David S. Labuda
DAVID S. LABUDA, INDIVIDUALLY AND AS TRUSTEE
OF THE DAVID S. LABUDA SEPARATE PROPERTY
TRUST U/D/T/ DATED 12/30/98

TIMOTHY D. CREMIN, TRUSTEE OF THE KIRA ANNE
LABUDA TRUST DATED 12/31/97

By:	/s/ Timothy D. Cremin
Trustee

TIMOTHY D. CREMIN, TRUSTEE OF THE PAIGE ELYSE
LABUDA TRUST U/T/A DATED 12/28/00

By:	/s/ Timothy D. Cremin
Trustee

TIMOTHY D. CREMIN, TRUSTEE OF THE CHAD
AUSTIN LABUDA TRUST U/T/A DATED 12/28/00

By:	/s/ Timothy D. Cremin
Trustee

TIMOTHY D. CREMIN, TRUSTEE OF THE EVAN
PIERCE LABUDA TRUST U/T/A DATED 12/28/00

By:	/s/ Timothy D. Cremin
Trustee

TIMOTHY D. CREMIN, TRUSTEE OF THE TREVOR LEE
LABUDA TRUST U/T/A DATED 12/28/00

By:	/s/ Timothy D. Cremin
Trustee

CINDY A. LABUDA, INDIVIDUALLY AND AS TRUSTEE
OF THE CINDY A. LABUDA SEPARATE PROPERTY
TRUST U/D/T DATED 12/31/98

By:	/s/ Cindy A. Labuda

DAVID S. LABUDA AND CINDY A. LABUDA,
TRUSTEES OF THE LABUDA COMMUNITY
TRUST U/D/T DATED 12/31/98

By:	/s/ David S. Labuda
Trustee

/s/ Cindy A. Labuda
Trustee

Exhibit 1

AGREEMENT RELATING TO JOINT FILING

OF SCHEDULE 13G

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Portal Software, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: March 25, 2004

/s/ David S. Labuda
DAVID S. LABUDA, INDIVIDUALLY AND AS TRUSTEE
OF THE DAVID S. LABUDA SEPARATE PROPERTY
TRUST U/D/T/ DATED 12/30/98

TIMOTHY D. CREMIN, TRUSTEE OF THE KIRA ANNE
LABUDA TRUST DATED 12/31/97

By:	/s/ Timothy D. Cremin
Trustee

TIMOTHY D. CREMIN, TRUSTEE OF THE PAIGE ELYSE
LABUDA TRUST U/T/A DATED 12/28/00

By:	/s/ Timothy D. Cremin
Trustee

TIMOTHY D. CREMIN, TRUSTEE OF THE CHAD
AUSTIN LABUDA TRUST U/T/A DATED 12/28/00

By:	/s/ Timothy D. Cremin
Trustee

TIMOTHY D. CREMIN, TRUSTEE OF THE EVAN
PIERCE LABUDA TRUST U/T/A DATED 12/28/00

By:	/s/ Timothy D. Cremin
Trustee

TIMOTHY D. CREMIN, TRUSTEE OF THE TREVOR LEE
LABUDA TRUST U/T/A DATED 12/28/00

By:	/s/ Timothy D. Cremin
Trustee

CINDY A. LABUDA, INDIVIDUALLY AND AS TRUSTEE
OF THE CINDY A. LABUDA SEPARATE PROPERTY TRUST
U/D/T DATED 12/31/98

By:	/s/ Cindy A. Labuda

DAVID S. LABUDA AND CINDY A. LABUDA,
TRUSTEES OF THE LABUDA COMMUNITY TRUST
U/D/T DATED 12/31/98

By:	/s/ David S. Labuda
Trustee

/s/ Cindy A. Labuda
Trustee